Exhibit 4.11

Vodafone Group Plc

RULES OF THE VODAFONE

SHARESAVE PLAN

• Shareholders’ Approval	• 29 July 2008
• Directors’ Adoption	• 20 May 2008
• Updated:	• 27 July 2018
• HMRC Approval:	• 30 June 2008
• HMRC Ref:	• SRS102785/IDA
• Expiry Date:	• 29 July 2028

Table of Contents

Contents		Page

1	Interpretation	1

2	Invitations	3

3	Applications for Options	4

4	Scaling down	5

5	Option Price	5

6	Grant of Options	6

7	Rights issues and variations in share capital	7

8	Stopping contributions	8

9	When Options can be exercised	8

10	Leaving employment	8

11	Death	9

12	Takeovers and other transactions	10

13	Plan limit	12

14	General rules on exercise of Options	12

15	General	14

16	Changing the Plan and termination	16

17	Governing law	17

i

Vodafone Sharesave Plan

1                                         Interpretation

1.1                               Definitions

In these Rules:

“Acquiring Company” is any company which has obtained Control of the Company or has become entitled and bound as mentioned in rule 12.1 as a result of a Takeover;

“Associated Company” has the meaning given to it by paragraph 47(1) of Schedule 3 to ITEPA;

“Bonus Date” means the date on which the bonus becomes payable under the terms of the relevant Savings Contract;

“Business Day” means a day on which the London Stock Exchange is open for the transaction of business;

“Company” means Vodafone Group Plc;

“Contribution” means a contribution under a Savings Contract;

“Control” has the meaning given to it by Section 995 (Meaning of “control”) of the Income Tax Act 2007;

“Date of Grant” means the date on which an Option is granted;

“Directors” means the board of directors of the Company or a duly authorised committee of the board or any other duly authorised person;

“Eligible Employee” means any person who satisfies the conditions set out below. The conditions are that the person:

(i)            either is an employee (but not a director) of a Participating Company, or is an executive director of a Participating Company who is required to work for the Company for at least 25 hours a week (excluding meal breaks); and

(ii)           has earnings in respect of his office or employment within paragraph (i) above which are general earnings (or would be if there were any) to which Section 15 or Section 21 of ITEPA applies; and

(iii)          has such qualifying period (if any) of continuous service (not exceeding five years prior to the Date of Grant) as the Directors may from time to time determine.

In addition, it means any person who is an executive director or employee of a Participating Company who is nominated by the Directors (or is nominated as a member of a category of such executive directors or employees);

“HMRC” means Her Majesty’s Revenue and Customs;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“London Stock Exchange” means London Stock Exchange plc or its successor;

“Official List” means the list maintained by the Financial Services Authority for the purpose of Section 74(1) Financial Services and Markets Act 2000;

“Option” means a right to acquire Shares granted under the Plan which is subject to the Rules;

“Optionholder” means a person holding an Option, including his personal representatives;

“Option Price” means the amount payable for each Share on the exercise of an Option calculated as described in rule 5 (Option Price);

“Participating Company” means:

(i)            the Company; and

(ii)           any Subsidiary designated by the Directors; and

(iii)          any jointly-owned company (within the meaning of paragraph 46 of Schedule 3 to ITEPA) designated by the Directors.

“Plan” means this plan known as “The Vodafone Sharesave Plan” as changed from time to time;

“Rules” means the rules of the Plan as changed from time to time;

“Savings Contract” means a contract under a certified SAYE savings arrangement within the meaning of section 703(1) of the Income Tax (Trading and Other Income) Act 2005, which has been approved by HMRC for the purposes of Schedule 3 to ITEPA and the expression related Savings Contract means, in relation to an Option, the Savings Contract taken out in connection with that Option;

“Savings Authority” means the person chosen by the Directors to whom contributions are payable under the terms of a Savings Contract;

“Schedule 3 SAYE Option Scheme” has the meaning given in paragraph 1(A1) of Schedule 3 to ITEPA;

“Shares” means, subject to rule 1.2, fully paid ordinary shares in the capital for the time being of the Company which satisfy paragraphs 18 to 20 and 22 of Schedule 3 to ITEPA;

“Subsidiary” means a company which is:

(i)            a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006; and

(ii)           under the Control of the Company.

“Takeover” means a transaction of the sort described in rule 12.1;

“Taxable Year” means the calendar year or, if it would result in a longer period for the exercise of an Option, the 12 month period in respect of which the Optionholder’s employing company is obliged to pay tax;

“US Taxpayer” means a person who is subject to US Tax;

“US Tax” means taxation under the tax rules of the United States of America.

1.2                               Purpose of the Plan

The purpose of the Plan is to provide, in accordance with the Schedule, benefits for employees and directors of any Participating Company in the form of share options. The Plan does not provide benefits to employees or directors otherwise than in accordance with the Schedule (for example, cash will not be provided as an alternative to share options or shares which might otherwise be acquired by the exercise of share options).

1.3                               Shares

If any Shares which are subject to an Option cease to satisfy paragraphs 18 to 20 and 22 of Schedule 3 to ITEPA and the Directors resolve that they wish the Plan to cease to be a Schedule 3 SAYE Option Scheme then the definition of “Shares” in rule 1.1 (Definitions) is automatically changed to “fully paid ordinary shares in the capital of the Company”.

1.4                               Priority of lapse provisions

If there is any conflict between any two or more rules about the date on which an Option lapses or ceases to be exercisable the provision which results in the shortest exercise period or the earliest lapse will prevail.

1.5                               US Taxpayers

Notwithstanding rule 1.4 (Priority of lapse provisions), a US Taxpayer may only exercise an Option within the shorter of any exercise period specified in these Rules and the expiry of 2.5 calendar months after the end of the Taxable Year in which the Option first became exercisable.

2                                         Invitations

2.1                               Operation

The Directors can decide whether the Plan will be operated and, if so, when. When they operate the Plan they must invite all Eligible Employees to apply for an Option.

2.2                               Time when invitations may be made

Invitations may only be made within 42 days, starting on any of the following:

2.2.1                     the day after the announcement of the Company’s results through a Regulatory Information Service for any period;

2.2.2                     any day on which the Directors resolve that exceptional circumstances exist which justify the grant of Options;

2.2.3                     any day on which changes to the legislation or regulations affecting share plans are announced, effected or made;

2.2.4                     the date on which any new Savings Contract prospectus is issued or takes effect;

2.2.5                     the lifting of any restrictions (whether imposed by statute, order, regulation or Government directive, or any code adopted by the Company based on it which prevented the granting of Options during any period specified above

No invitations may be made after the twentieth anniversary of shareholder approval of the Plan.

2.3                               Form of invitations

The invitation will specify:

2.3.1                     the requirements a person must satisfy in order to be eligible to participate;

2.3.2                     the Option Price or how it is to be calculated. Alternatively, if the Option Price is not known when the invitations are issued, the Eligible Employees must be told of it before the closing date for the receipt of applications;

2.3.3                     the form of application and the date by which applications must be received. This date must be not less than 14 days after the date of the invitation;

2.3.4                     the length of the Savings Contract and the date of start of the savings;

2.3.5                     the maximum number, if any, of Shares over which Options may be granted;

2.3.6                     the maximum permitted Contribution in each month which must not be more than the maximum specified by paragraph 25 of Schedule 3 to ITEPA and if the Directors decide including when calculating the maximum any Contribution which was being made under Savings Contracts under the Plan which have been cancelled by the Eligible Employee;

2.3.7                     any minimum permitted Contribution in each month (which must be between £5 and £10);

2.3.8                     whether or not the Shares subject to the Option are subject to any restriction (as defined in paragraph 48(3) of Schedule 3) (and, if so, the details of the restriction must also be stated);

2.3.9                     whether any bonus or interest payable under the Savings Contract may be used on the exercise of the Option; and

2.3.10              any minimum qualifying period of service which applies for the purpose of determining who is an Eligible Employee.

3                                         Applications for Options

3.1                               Form of application

An application for an Option must include an application for a Savings Contract with a savings carrier nominated by the Directors. The application will be made in writing, or electronically, in a form specified by the Directors and will require the Eligible Employee to state:

3.1.1                     the Contribution he wishes to make;

3.1.2                     that his proposed Contribution, when added to any Contributions he makes (or if relevant has made) under any other Savings Contract, will not exceed the maximum permitted under ITEPA;

3.1.3                     the length of the Savings Contract, if relevant, and whether he wishes to defer receipt of his bonus at the end of the savings period in order to receive an increased bonus;

3.1.4                     that he authorises his employer to deduct the savings contributions from his pay and to pay them to the Savings Authority; and

3.1.5                     that he authorises the forms to be amended if applications have to be scaled down (in accordance with Rule 4).

3.2                               Number of Shares

Each Eligible Employee’s application will be for an Option over the largest whole number of Shares which he can acquire at the Option Price with the expected repayment under the related Savings Contract. The “expected repayment” in this rule 3.2 does not include any bonus or interest excluded under rule 2.3.9.

3.3                               Modification of application and proposals

3.3.1                     If there are applications for Options over more Shares than the maximum specified in the invitation, each application and proposal for a Savings Contract will be deemed to have been modified or withdrawn as described in rule 4 (Scaling down).

3.3.2                     If an application for a Savings Contract specifies a Contribution which, when added to any other Contributions already being made by the Eligible Employee, exceeds the maximum permitted (whether under ITEPA, the Savings Contract or any limit specified in the invitation), the Directors can modify it by reducing the Contribution to the maximum possible amount. Any such modification must be made before the Option is granted and before the application for the Savings Contract is accepted.

4                                         Scaling down

4.1                               Method

If valid applications are received for a total number of Shares in excess of any maximum number specified in the invitation under rule 2.3.5 or any limit under rule 13 (Plan limit), the Directors will scale down applications by choosing one or more of the following methods:

4.1.1                     reducing the proposed Contributions by the same proportion to an amount not less than the minimum amount permitted under the Savings Contract; or

4.1.2                     reducing the proposed Contributions in excess of an amount chosen by the Directors, which must not be less than the minimum amount permitted under the Savings Contract, by the same proportion to an amount not less than the amount chosen by the Directors; or

4.1.3                     treating any elections for the maximum bonus as elections for the standard bonus; or

4.1.4                     treating bonuses as wholly or partly excluded from the expected repayment amount.

The Directors may use other methods as may satisfy the similar terms requirements of paragraph 7 of Schedule 3 to ITEPA.

4.2                               Insufficient Shares

If, having scaled down as described in rule 4.1 (Method), the number of Shares available is insufficient to enable Options to be granted to all Eligible Employees making valid applications, the Directors may either select by lot, or decide not to grant any Options.

5                                         Option Price

5.1                               Setting the price

The Directors will set the Option Price which must be:

5.1.1                     not manifestly less than 80 per cent of the Market Value of a Share either on the date on which invitations are sent to Eligible Employees or at such earlier time as may be determined in accordance with guidance issued by HMRC; and

5.1.2                     if the Shares are to be subscribed, not less than the nominal value of a Share.

5.2                               Market Value

“Market Value” on any particular day means:

5.2.1                     where Shares of the same class are admitted to the Official List and traded on the London Stock Exchange:

(i)            their price for the immediately preceding Business Day; or

(ii)           if the Directors decide, the average price for the 3 immediately preceding Business Days; or

(iii)          such other price as Shares and Assets Valuation at HMRC may agree.

The “price” is the middle market quotation taken from the Daily Official List of the London Stock Exchange;

5.2.2                     where rule 5.2.1 does not apply, the market value of a Share calculated as described in Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with Shares and Assets Valuation at HMRC.

Any restriction referred to in rule 2.3.8 will be ignored when determining Market Value.

6                                         Grant of Options

6.1                               Time of grant

Subject to rule 4.2 (Insufficient Shares), the Directors must grant an Option to each Eligible Employee who has submitted and not withdrawn a valid application. The Option is to acquire, at the Option Price, the number of Shares for which the Eligible Employee has applied (or is deemed to have applied). The grant must be made within 30 days (or 42 days if applications are scaled down) of the first day by reference to which the Option Price was set.

6.2                               Restrictions on grant

6.2.1                     A grant of an Option to a person who is not an Eligible Employee on the Date of Grant is void.

6.2.2                     A grant of an Option in excess of the Plan limit in rule 13 (Plan limit) will take effect as a grant of an Option which would not exceed those limits.

6.3                               Option certificates

6.3.1                     The Directors will send to each Optionholder an option certificate as soon as practicable after the Date of Grant. The Directors will set the form of the certificate, but the certificate must be consistent with these Rules.

6.3.2                     If any option certificate is lost or damaged, the Directors may replace it on such conditions as they wish to set.

6.4                               No payment

Optionholders are not required to pay for the grant of any Option.

6.5                               Disposal restrictions

An Optionholder must not transfer, assign or otherwise dispose of an Option or any rights in respect of it. If, in breach of this rule, an Optionholder transfers, assigns or disposes of an Option or rights, whether voluntarily or involuntarily, then the relevant Option will immediately lapse. This rule 6.5 does not apply to the transmission of an Option on the death of an Optionholder to his personal representatives.

7                                         Rights issues and variations in share capital

7.1                               Adjustment of Options

If there is a rights issue or a variation in the equity share capital of the Company, including a capitalisation, sub-division, consolidation or reduction of share capital:

7.1.1                     the number of Shares comprised in each Option; and

7.1.2                     the Option Price,

may be adjusted in any way (including retrospective adjustments) which the Directors consider appropriate. For the avoidance of doubt, the Committee may adjust an Option which has been exercised but in respect of which Shares have not yet been either allotted and issued or transferred.

The adjusted total Option Price must be as near as possible to, and must not exceed, the expected proceeds of the related Savings Contract at the Bonus Date.

7.2                               Adjustment of exercise price below nominal value

7.2.1                     The Committee may not reduce the Option Price of an unissued Share to below its nominal value unless and to the extent permitted under the Companies Act 2006 and the Company’s articles of association. Where Shares are to be subscribed, rule 7.2.2 must be followed.

7.2.2                     Where Shares are to be subscribed, the Option Price may only be adjusted to a price less than nominal value if the Directors resolve to capitalise the reserves of the Company, subject to any necessary conditions. This capitalisation will be of an amount equal to the difference between the adjusted Option Price payable for the Shares to be issued on exercise and the nominal value of such Shares on the date of allotment of the Shares. If, at the time of exercise, the Directors do not resolve to capitalise the reserves of the Company for this purpose then the adjustment under this rule 7 will be deemed not to have taken place.

7.3                               Any variation(s) made under this rule 7 shall only be permitted if:

7.3.1                     the total Market Value of the Shares subject to the Option immediately after the variation(s) is substantially the same as what it was immediately before the variation(s); and

7.3.2                     the total price at which those Shares may be acquired immediately after the variation(s) is substantially the same as what it was immediately before the variation(s).

7.4                               This rule 7 does not authorise any variation which would result in the requirements of Schedule 3 to ITEPA not being met in relation to the Option.

7.5                               Notice

The Directors may notify Optionholders of any adjustment made under this rule 7.

8                                         Stopping contributions

An Option will lapse on the earliest of:

(a)                                 the date on which the Optionholder gives or is deemed to give notice under the Savings Contract that he intends to stop paying contributions under his Savings Contract; and

(b)                                 the date on which the Optionholder applies for repayment under his Savings Contract except where exercising an Option in accordance with these rules.

9                                         When Options can be exercised

An Option can normally only be exercised:

(a)                                 during the period of six months after the Bonus Date; and

(b)                                 so long as the Optionholder is a director or employee of a Participating Company, an Associated Company or a company of which the Company has Control; or

Unless rule 11 (death) applies, the Option will lapse, at the latest, six months after the Bonus Date.

However, Options may be exercised and may lapse at other times where rule 10 (leaving employment), rule 11 (death), or rule 12 (Takeovers and other transactions) applies.

10                                  Leaving employment

10.1                        Normal rule on leaving

Unless rule 10.2 or 10.3 applies, an Option which has not already become exercisable will lapse on the date the Optionholder ceases to be an employee of a Participating Company.

10.2                        Leaving in special circumstances

If an Optionholder ceases to be an employee of a Participating Company for one of the reasons set out below, he may exercise his Option for six months from the date of cessation, after which the Option will lapse. The reasons are:

10.2.1              injury, disability, redundancy within the meaning of the Employment Rights Act 1996

10.2.2              retirement;

10.2.3              ceasing to be a director or employee of any Participating Company by reason only that that office or employment relates to a business or part of a business which is transferred to a person other than a Participating Company and/or an Associated Company of the Company where the transfer is not a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006;;

10.2.4              a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006; or

10.2.5              if the Optionholder holds office or is employed by an Associated Company which ceases to be an Associated Company by reason of a change of control (as determined in accordance with Section 450 and 451 of the Corporation Tax Act 2010).

10.3                        Leaving more than three years after the Date of Grant

If the Optionholder ceases to be an employee of a Participating Company more than three years after the Date of Grant by reason of retirement with the agreement of the Optionholders’ employer he may exercise his option for six months from the date of cessation after which the Option will lapse.

10.4                        Meaning of ceasing to be an employee

For the purposes of this rule 10, an Optionholder will not be treated as ceasing to be an employee of a Participating Company until he has ceased to be a director or employee of:

10.4.1              the Company;

10.4.2              an Associated Company; and

10.4.3              a company under the Control of the Company.

10.5                        Ceasing to be employed by an Associated Company

This rule applies if an Optionholder:

10.5.1              ceases to be an employee of a Participating Company but on or immediately after the date of cessation is a director or employee of an Associated Company; and

10.5.2              subsequently ceases to be a director or employee of the Associated Company.

When this rule applies, the Optionholder can exercise his Option within six months of ceasing to be an employee of the Associated Company, if the reason for him ceasing to be a director or employee of the Participating Company (not the Associated Company) was one of the reasons set out in rule 10.2.

For these purposes, an Associated Company has the same meaning as in paragraph 35 (Time when scheme-related employment ends) of Schedule 3 to ITEPA.

11                                  Death

If an Optionholder dies, his Option may be exercised by his personal representatives within one year of:

(a)                                 the date of his death he died before the relevant Bonus Date; or

(b)                                 the Bonus Date if the death occurred on or within six months of the relevant Bonus Date.

The Option will lapse at the end of that period.

12                                  Takeovers and other transactions

12.1                        Meaning of “Takeover”

There is a “Takeover” for the purposes of these rules when:

12.1.1              a person (either alone or together with any person acting in concert with him) obtains Control of the Company as a result of making a general offer to buy all of the issued ordinary share capital (as defined in section 989 of the Income Tax Act 2007) of the Company made on condition such that if it is satisfied the offeror (together with any persons acting in concert with him) will have Control of the Company;

12.1.2              any person (either along or together with any person acting in concert with him) obtains Control of the Company as a result of making a general offer to buy all of the Shares;

12.1.3              a Court approves a compromise or arrangement between the Company and its members under section 899 (Court sanction for compromise or arrangement) of the Companies Act 2006 applicable to or affecting: (a) all the ordinary share capital of the Company or all the Shares; or (b) all the shares or all the shares of the same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a Schedule 3 SAYE Option Scheme;

12.1.4              any person gives a notice under section 979 (Right of offeror to buy out minority shareholder) of the Companies Act 2006 to the Company’s shareholders; or

12.1.5              a resolution is passed for the voluntary winding-up of the Company,

and the date on which any of these events happens is called for the purposes of Rule 9 the relevant date.

12.2                        Options exercisable following Takeover

Subject to rule 12.3 (Shares no longer meeting the requirements of Schedule 3) and rule 12.4 (Reorganisation or merger), Options may be exercised:

12.2.1              in the case of a Takeover within rule 12.1.1 or 12.1.2, during the period of six months starting on the later of the relevant date and the date on which any conditions subject to which the offer is made are met or waived; or

12.2.2.           in the case of a Takeover within rule 12.1.3, during the period starting on the date on which the compromise or arrangement is sanctioned by the court and ending six months after that date; or

12.2.3              in the case of a Takeover within rule 12.1.4, at any time when any person is bound or entitled to acquire shares in the Company under Section 979 to 982 or 983 to 985 of the Companies Act 2006; or

12.2.4              in the case of a Takeover within rule 12.1.5, during the 6 months after the date on which the Company passes a resolution for voluntary winding-up.

The Options will lapse at the end of the relevant period unless the Directors give written notice to all the Optionholders before then that the Options will not lapse;

12.3                        Shares no longer meeting the requirements of Schedule 3

If as a result of a Takeover within rules 12.1.1 to 12.1.3 (inclusive), the Shares under Option no longer meet the requirements of paragraph 17 to 20 (inclusive) and paragraph 22 of Schedule 3 to ITEPA, each Optionholder may exercise his Options within the period of 20 days following the day on which the Takeover occurs, notwithstanding that the Shares no longer meet the relevant requirements PROVIDED THAT an Option may not be exercised more than six months after the relevant Bonus Date.

12.4                        Reorganisation or merger

Where there is a Takeover and:

12.4.1              the shareholders of the Acquiring Company, immediately after it has obtained Control, are substantially the same as the shareholders of the Company immediately before then; or

12.4.2              the obtaining of Control amounts to a merger with the Company; and

12.4.3              the Acquiring Company consents to the exchange of Options under this rule

Options will not be exercisable. Instead, all Options will be exchanged in accordance with rule 12.5.

12.5                        Exchange of Options

12.5.1              The Optionholder may, with the agreement of the Acquiring Company, exchange his Options if the Acquiring Company:

(i)            obtains Control of the Company as a result of making a general offer falling within paragraph 38(2) of Schedule 3 to ITEPA;

(ii)           obtains Control of the Company under a scheme of arrangement sanctioned by the court under Section 899 of the Companies Act 2006 ; or

(iii)          becomes bound or entitled to acquire Shares in the scheme company under Sections 979 to 982 of the Companies Act 2006 (“Squeeze-out”) or Sections 983 to 985 (“Sell-out”)..

12.5.2              Where Options are exchanged, the Acquiring Company will grant the Optionholder a new option to replace the Option being exchanged during the period set out in paragraph 38(3) or (4) of Schedule 3 to ITEPA. The following terms will apply to the new option:

(i)            The new option will be in respect of shares which satisfy the conditions of paragraph 39 of Schedule 3 to ITEPA in any body corporate (falling within paragraph 18(b) or (c) of Schedule 3 to ITEPA) determined by the Acquiring Company.

(ii)           The new option will be equivalent to the Option that was exchanged.

(iii)          The new option will be treated as having been acquired at the same time as the Option that was exchanged and be exercisable in the same manner and at the same time.

(iv)          The new option will be subject to the Rules as they last had effect in relation to the Option that was exchanged.

(v)           With effect from the exchange, the Rules will be construed in relation to the new option as if references to Shares were references to the shares over which the new option is granted and references to the Company were (except for the purposes of the definition of Participating Company) references to the body corporate determined by the Directors under rule 12.5.2(i).

12.6                        Winding-up

If the Company passes a resolution for its voluntary winding-up, Options may be exercised within six months of the date of the resolution. However, the issue of Shares after such exercise has to be authorised by the liquidator or the court (if appropriate), and the Optionholder must apply for this authority and pay his application cost. Any Options not exercised during that period will lapse at the end of the period.

13                                  Plan limit

Options must not be granted if the number of Shares committed to be issued under them exceeds 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued or committed to be issued to satisfy other Options or options or awards under any other employee share plan operated by the Company, granted in the previous 10 years.

Where the right to acquire Shares is released or lapses, the Shares concerned are ignored when calculating the limit in this rule 13. Shares transferred from treasury will be counted as newly issued Shares for so long as the Directors regard it as best practice to do so.

14                                  General rules on exercise of Options

14.1                        Limit on exercise

An Optionholder may exercise his Option using funds equal to or less than the amount repayable under his Savings Contract, including any bonus or interest. An Optionholder can only use Contributions made before the date of exercise of the Option, and any bonus or interest on them.

14.2                        Manner of exercise

Exercise of an Option must be communicated by the Optionholder or by his agent to the Company or its agent or in writing or in any other manner specified by the Company. The Optionholder must also send:

14.2.1              if the Company so requires, the relevant option certificate; and either

14.2.2              payment in full of the Option Price and evidence of the termination of the Savings Contract; or

14.2.3              authority to terminate the Savings Contract and use the amount needed to acquire the number of Shares over which the Option is being exercised.

The exercise of the Option is effective on the date of receipt by the Company or its agent of the communication, the option certificate (if required) and the relevant payment or authority.

14.3                        Part exercise

14.3.1              Subject to any other restriction in the Rules, Options may be exercised in respect of all the Shares under the Option or only some of the Shares. However, Options must be exercised for at least 100 Shares each and may be exercised only in multiples of 100 Shares. These restrictions do not apply where an Option is exercised to the full extent possible at the time.

14.3.2              If an Option is exercised in part, and the balance remains exercisable, the Directors may on the surrender of the relevant certificate issue a balance certificate.

14.4                        Issue or transfer

Subject to rule 14.6 (Consents):

14.4.1              Shares to be issued following the exercise of an Option must be issued within 30 days of the date of exercise; and

14.4.2              if Shares are to be transferred following the exercise of an Option, the Directors must procure this transfer within 30 days of the date of exercise.

14.5                        Rights

14.5.1              Shares issued on exercise of an Option rank equally in all respects with the Shares in issue on the date of allotment. They do not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

14.5.2              Where Shares are to be transferred on the exercise of an Option, Optionholders are entitled to all rights attaching to the Shares by reference to a record date after the transfer date. They are not entitled to rights before that date.

No Shares will be issued or treasury shares transferred in respect of the Plan unless the Plan has been approved by the Company in general meeting.

14.6                        Consents

All allotments, issues and transfers of Shares are subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Optionholder is responsible for complying with any requirements to obtain or avoid the need for any such consent.

14.7                        Articles of association

Any Shares acquired on the exercise of Options are subject to the Articles of Association of the Company from time to time in force.

14.8                        Listing

If and so long as the Shares are listed on the Official List or of any other stock exchange where Shares are traded, the Company must apply for listing of any Shares issued pursuant to the Plan as soon as practicable after their allotment.

15                                  General

15.1                        Notices

15.1.1              Any notice or other document which has to be given to an Eligible Employee or Optionholder under or in connection with the Plan may be:

(i)            delivered or sent by post to him at his home address according to the records of his employing company; or

(ii)           sent by e-mail or fax to any e-mail address or fax number which, according to the records of his employing company, is used by him,

or in either case such other address which the Company considers appropriate.

15.1.2              Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Directors or the duly appointed agent may from time to time decide and notify to Optionholders) or (subject to rule 14 (Exercise of Options)) sent by e-mail or fax to any e-mail address or fax number notified to the sender.

15.1.3              Notices sent by post will be deemed to have been given on the earlier of the date of actual receipt and the second day after the date of posting. However, notices sent by or to an Optionholder who is working overseas will be deemed to have been given on the earlier of the date of actual receipt and the seventh day after the date of posting.

15.1.4              Notices sent by e-mail or fax, in the absence of evidence of non-delivery, will be deemed to have been received on the day after sending.

15.2                        Documents sent to shareholders

The Company may send to Optionholders copies of any documents or notices normally sent to the holders of its Shares.

15.3                        Directors’ decisions final and binding

The decision of the Directors on the interpretation of the Rules or in any dispute relating to an Option or matter relating to the Plan is conclusive.

15.4                        Administration

The Directors have the power from time to time to make or vary regulations for the administration and operation of the Plan.

15.5                        Terms of employment

15.5.1              For the purposes of this rule, “Employee” means any employee of the Company or an Associated Company.

15.5.2              This rule applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

15.5.3              Nothing in the Rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

15.5.4              No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Options on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Options on the same basis, or at all, in any future year.

15.5.5              The terms of the Plan do not entitle the Employee to the exercise of any discretion under the Rules in his favour.

15.5.6              The Employee will have no claim or right of action in respect of any decision, omission or discretion under the Rules, not relating to a subsisting option, which may operate to the disadvantage of the Employee even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and his employer.

15.5.7              The Employee will have no claim or right of action in respect of any decision, omission or discretion under the Rules relating to a subsisting option which may operate to the disadvantage of the Employee.

15.5.8              No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)            any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

(ii)           any exercise of a discretion or a decision taken under the Rules in relation to an Option or to the Plan, or any failure to exercise a discretion or take a decision; or

(iii)          the operation, suspension, termination or amendment of the Plan.

15.5.9              Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the Rules, including this rule. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to exercise an Option subject to and in accordance with the express terms of the Rules and the Performance Condition, in consideration for, and as a condition of, the grant of an Option under the Plan.

15.5.10       Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

15.6                        Employee trust

The Company and any Subsidiary of the Company may provide money to the trustee of any trust or any other person to enable the trust or him to acquire Shares for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 678 of the Companies Act 2006.

15.7                        Data protection

By participating in the Plan the Optionholder consents to the holding and processing of personal data provided by the Optionholder to the Company, any Associated Company,

Trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

15.7.1              administering and maintaining Optionholder records;

15.7.2              providing information to an Associated Company, trustees of any employee benefit trust, registrars, brokers savings carrier or other third party administrators of the Plan;

15.7.3              providing information to future purchasers of the Company or the business in which the Optionholder works; and

15.7.4              transferring information about the Optionholder to a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as the Optionholder’s home country.

16                                  Changing the Plan and termination

16.1                        Directors’ powers

Except as described in the rest of this rule 16, the Directors may at any time change the Plan in any way.

16.2                        Shareholders’ approval

16.2.1              Except as described in rule 16.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Rules to the advantage of present or future Optionholders which relates to the following:

(i)            the persons to whom or for whom Shares may be provided under the Plan;

(ii)           the limitations on the number of Shares which may be issued under the Plan;

(iii)          the maximum Contribution which may be made under the Plan;

(iv)          the basis for determining an Eligible Employee’s or Optionholder’s entitlement to, and the terms of, an Option and the Shares subject to it;

(v)           the rights of Optionholders in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company;

(vi)          the terms of this rule 16.2.1.

16.2.2              The Directors need not obtain the approval of the Company in general meeting for any minor changes:

(i)            to benefit the administration of the Plan;

(ii)           which are necessary or desirable in order to obtain or maintain status as a Schedule 3 SAYE Option Scheme;

(iii)          to comply with or take account of the provisions of any proposed or existing legislation;

(iv)          to take account of any changes to the legislation; or

(v)           to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Optionholder.

16.3                        Notice

The Directors may give written notice of any changes made to any Optionholder affected.

16.4                        Termination of the Plan

The Plan will terminate on the twentieth anniversary of shareholder approval of the Plan, but the Directors may terminate the Plan at any time before that date. However, Options granted before such termination will continue to be valid and exercisable as described in these Rules.

17                                  Governing law

English law governs the Plan and all Options and their construction. The English courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Option.